EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EchoStar Corporation of our report dated March 12, 2009 relating to the consolidated financial statements of TerreStar Corporation and Subsidiaries, which appears in the Annual Report on Form 10-K/A of EchoStar Corporation dated March 16, 2009.

/s/ Friedman LLP
East Hanover, New Jersey
October 1, 2009